Exhibit 99.1

Weyco Reports Fourth Quarter And Full Year 2015 Results

MILWAUKEE, March 2, 2016 /PRNewswire/ -- Weyco Group, Inc. (NASDAQ:WEYS) (the "Company") today announced financial results for the quarter and year ended December 31, 2015.

FOURTH QUARTER
Net sales for the fourth quarter of 2015 were $87.4 million, as compared to 2014 net sales of $95.3 million. Earnings from operations were $11.5 million in the fourth quarter of 2015, as compared to $13.4 million in 2014. Net earnings attributable to the Company were $7.0 million in the fourth quarter of 2015, as compared to $8.1 million in 2014. Earnings for the fourth quarter of 2015 included $458,000 ($279,000 after tax, or $0.03 per diluted share) of income representing the final adjustment to the earnout payment relating to the 2011 acquisition of Bogs. The final payment of $5.2 million will be made in the first quarter of 2016. Diluted earnings per share were $0.65 in the fourth quarter of 2015, as compared to $0.75 per share in the fourth quarter of 2014.

Net sales in the North American wholesale segment, which include North American wholesale sales and licensing revenues, were $67.5 million for the fourth quarter of 2015, as compared to $73.9 million in 2014. Within the wholesale segment, net sales of the Stacy Adams brand were up 5% for the quarter, driven by strong new product sales. This increase was offset by lower net sales of the BOGS, Nunn Bush and Florsheim brands. BOGS net sales were down 22% for the quarter. Overall, BOGS sales in the U.S. and Canada were negatively impacted by the mild start to the winter season. BOGS sales in Canada were also down due to the translation of the weaker Canadian dollar into U.S. dollars. Net sales of the Nunn Bush brand were down 10% for the quarter, primarily due to lower net sales at department stores and off-price retailers. Florsheim net sales were down 2% this quarter. Licensing revenues were $1.3 million in the fourth quarter of 2015, up from $1.2 million in last year's fourth quarter. Overall product margins for the wholesale segment were 34.7% of net sales in the fourth quarter of 2015, compared to 34.2% in the fourth quarter of 2014. Gross margins in the U.S. increased to 35.4% this quarter, from 33.1% in last year's fourth quarter, however, this increase was offset by lower gross margins in Canada. Gross margins in Canada continue to be negatively affected by the weaker Canadian dollar because inventory is purchased in U.S. dollars. Wholesale earnings from operations were $9.1 million in the fourth quarter of 2015, as compared to $9.8 million in 2014. The decline in operating earnings resulted from the lower operating earnings in Canada.

Net sales of the North American retail segment, which include sales from the Company's Florsheim retail stores and its internet business in the United States, were $7.4 million in the fourth quarter of 2015, as compared to $7.5 million in 2014. This decrease was due to three fewer domestic retail stores operating this quarter compared to last year's fourth quarter. Same store sales (which include U.S. internet sales) were up 5% for the quarter. Retail earnings from operations were $1.4 million in the fourth quarter of 2015, as compared to $1.7 million in last year's fourth quarter.

Other net sales, which include the wholesale and retail sales of Florsheim Australia and Florsheim Europe, were $12.5 million in the fourth quarter of 2015, as compared to $13.9 million in 2014. This decrease was primarily due to lower net sales at Florsheim Australia, caused by the translation of the weaker Australian currency into U.S. dollars. In local currency, Florsheim Australia's net sales were up 5% for the quarter. Earnings from operations at Florsheim Australia and Florsheim Europe were $1.1 million in the fourth quarter of 2015, as compared to $1.9 million in the same period last year. This decrease was primarily due to lower gross margins in Australia's and South Africa's wholesale and retail businesses. These businesses purchase their inventory in U.S. dollars, and their gross margins have been negatively impacted by the weakness of their local currencies compared to the U.S. dollar.

FULL YEAR 2015
Overall net sales were flat at $320.6 million in 2015 and $320.5 million in 2014. Earnings from operations were $29.8 million in 2015, as compared to $30.7 million in 2014. Net earnings attributable to the Company were $18.2 million in 2015, as compared to $19.0 million in 2014. Earnings for 2015 included $458,000 ($279,000 after tax, or $0.03 per diluted share) of income representing the final adjustment to the earnout payment relating to the 2011 acquisition of Bogs. Diluted earnings per share were $1.68 in 2015, as compared to $1.75 per share in 2014.

Net sales in the North American wholesale segment, which include North American wholesale sales and licensing revenues, were $251.4 million in 2015, as compared to $243.4 million in 2014. Within the wholesale segment, net sales of our Stacy Adams brand were up 11% for the year, driven by strong new product sales. BOGS net sales were up 3% for the year, due to strong sales of its women's and children's footwear in the U.S. Net sales of our Nunn Bush brand were flat while Florsheim net sales were down 1% for the year. Licensing revenues were $3.6 million in 2015, up from $3.2 million last year. Overall product margins for the wholesale segment increased to 31.5% this year, from 31.4% last year. Gross margins in the U.S. increased to 32.4% this year, from 31.4% last year, however, this increase was partially offset by lower gross margins in Canada. Gross margins in Canada continue to be negatively affected by the weaker Canadian dollar because inventory is purchased in U.S. dollars. Wholesale selling and administrative expenses were up $1.3 million for the year, which included an additional $2 million in marketing and advertising expenses. Wholesale earnings from operations increased to $24.3 million in 2015, from $22.5 million in 2014. Wholesale operating earnings in the U.S. were up 13% for the year, however, this increase was offset by lower operating earnings in Canada.

In the North American retail segment, net sales were $22.1 million in 2015, as compared to $23.3 million in 2014. The decrease was due to three fewer domestic retail stores operating this year as compared to last year. Same store sales (which include U.S. internet sales) were up 1% for the year. Earnings from operations for the retail segment were $2.5 million in 2015, as compared to $3.3 million in 2014. This decrease was due to lower net sales at the Company's brick and mortar locations.

The Company's other businesses had net sales of $47.1 million in 2015, as compared to $53.7 million in 2014. This decrease was primarily due to lower net sales at Florsheim Australia, caused by the translation of the weaker Australian currency into U.S. dollars. In local currency, Florsheim Australia's net sales were up 7% for the year. Earnings from operations at Florsheim Australia and Florsheim Europe were $3.0 million in 2015, as compared to $4.8 million last year. This decrease was primarily due to lower operating earnings at recently opened retail stores in Asia and Australia as well as lower operating earnings at our retail store in Macau, as a result of higher operating expenses.

Other expense was $1.4 million in 2015 compared to $595,000 in 2014. This year's other expense included foreign currency transaction losses of $961,000 compared to $268,000 last year. This increase was primarily due to the significant decline in the Australian dollar compared to the U.S. dollar. Additionally, other expense includes $473,000 of expense related to the operating losses and write-off of an investment by Florsheim Australia in a foreign joint venture.

"Overall, our 2015 results were adversely impacted by the appreciation of the U.S. dollar against the Canadian and Australian currencies," stated Thomas W. Florsheim, Jr., the Company's Chairman and CEO. "Our North American wholesale segment had an excellent year, with sales, gross margins and operating earnings all increasing. As we look ahead, we remain confident in the strength of our brands worldwide and are committed to making the necessary investment in our brands and business to secure profitable growth in 2016 and beyond."

On March 1, 2016, the Company's Board of Directors declared a cash dividend of $0.20 per share to all shareholders of record on March 21, 2016, payable March 31, 2016.

Conference Call Details
Weyco Group will host a conference call on March 3, 2016, at 11:00 a.m. Eastern Time to discuss the fourth quarter and full year 2015 financial results in more detail. To participate in the call please dial 888-713-4215 or 617-213-4867, referencing passcode 23093019#, five minutes before the start of the call. A replay will be available for one year beginning about two hours after the completion of the call at the following webcast link: http://edge.media-server.com/m/p/c8md36oq. Alternatively, the conference call and replay will be available by visiting the investor relations section of Weyco Group's website at www.weycogroup.com.

About Weyco Group
Weyco Group, Inc., designs and markets quality and innovative footwear for men, women and children under a portfolio of well-recognized brand names including: Florsheim, Nunn Bush, Stacy Adams, BOGS, Rafters and Umi. The Company's products can be found in leading footwear, department, and specialty stores worldwide. Weyco Group also operates Florsheim concept stores in the United States and Australia, as well as in a variety of international markets.

Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Various factors could cause the results of Weyco Group to be materially different from any future results expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the Company's ability to: (i) successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) procure its products from independent manufacturers; and (iii) other factors, including those detailed from time to time in Weyco Group's filings made with the SEC. Weyco Group undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2015 AND 2014 (UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
	(In thousands, except per share amounts)

Net sales	$ 87,404	$ 95,271	$ 320,617	$ 320,488
Cost of sales	51,565	56,205	199,008	197,420
Gross earnings	35,839	39,066	121,609	123,068

Selling and administrative expenses	24,308	25,685	91,824	92,411
Earnings from operations	11,531	13,381	29,785	30,657

Interest income	219	282	936	1,174
Interest expense	(84)	(55)	(181)	(178)
Other expense, net	(275)	(334)	(1,425)	(595)

Earnings before provision for income taxes	11,391	13,274	29,115	31,058

Provision for income taxes	4,292	4,746	10,962	11,234

Net earnings	7,099	8,528	18,153	19,824

Net earnings (loss) attributable to noncontrolling interest	86	438	(59)	804

Net earnings attributable to Weyco Group, Inc.	$ 7,013	$ 8,090	$ 18,212	$ 19,020

Weighted average shares outstanding
Basic	10,728	10,735	10,773	10,791
Diluted	10,795	10,845	10,859	10,888

Earnings per share
Basic	$ 0.65	$ 0.75	$ 1.69	$ 1.76
Diluted	$ 0.65	$ 0.75	$ 1.68	$ 1.75

Cash dividends declared (per share)	$ 0.20	$ 0.19	$ 0.79	$ 0.75

Comprehensive income (loss)	$ 8,342	$ (21)	$ 17,102	$ 10,802

Comprehensive income (loss) attributable to noncontrolling interest	173	155	(673)	390

Comprehensive income (loss) attributable to Weyco Group, Inc.	$ 8,169	$ (176)	$ 17,775	$ 10,412

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

	December 31,	December 31,
	2015	2014
	(Dollars in thousands)
ASSETS:
Cash and cash equivalents	$ 17,926	$ 12,499
Marketable securities, at amortized cost	4,522	5,914
Accounts receivable, net	54,009	55,100
Inventories	97,184	69,015
Prepaid expenses and other current assets	5,835	7,521
Total current assets	179,476	150,049

Marketable securities, at amortized cost	20,685	24,540
Deferred income tax benefits	-	1,999
Property, plant and equipment, net	31,833	33,694
Goodwill	11,112	11,112
Trademarks	34,748	34,748
Other assets	21,143	21,304
Total assets	$ 298,997	$ 277,446

LIABILITIES AND EQUITY:
Short-term borrowings	$ 26,649	$ 5,405
Accounts payable	13,339	15,657
Dividend payable	2,147	2,045
Accrued liabilities	17,484	12,752
Accrued income tax payable	31	151
Deferred income tax liabilities	1,537	1,747
Total current liabilities	61,187	37,757

Deferred income tax liabilities	70	-
Long-term pension liability	30,188	33,379
Other long-term liabilities	2,823	8,356

Common stock	10,767	10,821
Capital in excess of par value	45,759	37,966
Reinvested earnings	160,325	160,179
Accumulated other comprehensive loss	(18,467)	(18,030)
Total Weyco Group, Inc. equity	198,384	190,936
Noncontrolling interest	6,345	7,018
Total equity	204,729	197,954
Total liabilities and equity	$ 298,997	$ 277,446

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Twelve Months Ended December 31,
	2015	2014
	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$ 18,153	$ 19,824
Adjustments to reconcile net earnings to net cash (used for)
provided by operating activities -
Depreciation	3,612	3,659
Amortization	426	361
Bad debt expense	235	240
Deferred income taxes	346	1,115
Net (gains) losses on remeasurement of contingent consideration	(458)	611
Net foreign currency transaction losses	961	268
Stock-based compensation	1,559	1,465
Pension contributions	(2,633)	(1,300)
Pension expense	3,699	2,212
Increase in cash surrender value of life insurance	(573)	(552)
Changes in operating assets and liabilities -
Accounts receivable	1,009	(6,787)
Inventories	(28,282)	(5,807)
Prepaid expenses and other assets	2,237	(901)
Accounts payable	(2,326)	1,626
Accrued liabilities and other	(3,587)	604
Accrued income taxes	(105)	1,205
Net cash (used for) provided by operating activities	(5,727)	17,843

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of marketable securities	(3,033)	(8,427)
Proceeds from maturities of marketable securities	8,191	8,177
Life insurance premiums paid	(155)	(155)
Purchase of property, plant and equipment	(2,481)	(2,890)
Net cash provided by (used for) investing activities	2,522	(3,295)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(8,452)	(8,029)
Cash dividends paid to noncontrolling interest of subsidiary	-	(198)
Shares purchased and retired	(9,858)	(7,984)
Proceeds from stock options exercised	6,144	4,881
Proceeds from bank borrowings	160,534	101,200
Repayments of bank borrowings	(139,290)	(107,795)
Income tax benefits from stock-based compensation	391	133
Net cash provided by (used for) financing activities	9,469	(17,792)

Effect of exchange rate changes on cash and cash equivalents	(837)	(226)

Net increase (decrease) in cash and cash equivalents	$ 5,427	$ (3,470)

CASH AND CASH EQUIVALENTS at beginning of year	12,499	15,969

CASH AND CASH EQUIVALENTS at end of year	$ 17,926	$ 12,499

SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid, net of refunds	$ 10,341	$ 8,875
Interest paid	$ 181	$ 127

CONTACT: John Wittkowske, Senior Vice President and Chief Financial Officer, 414-908-1880